UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2011

CF Industries Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32597	20-2697511
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, IL	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CF Industries Holdings’ (the “Company”) board of directors elected Dennis P. Kelleher Senior Vice President and Chief Financial Officer effective August 22, 2011.  The Company’s previous Chief Financial Officer and principal financial officer resigned effective as of September 20, 2010, and since that time, Richard A. Hoker, Vice President and Corporate Controller of the Company has signed the certifications attached to the Company’s periodic reports as the person performing the functions of the Company’s principal financial officer.  Effective as of August 22, 2011, Mr. Kelleher has been appointed the Company’s principal financial officer.

Before joining the Company, Mr. Kelleher, 47, served as Vice President, Portfolio and Strategy for BP plc’s upstream business.  From 2007 to 2010, Mr. Kelleher served as Chief Financial Officer for Pan American Energy LLC.  From 2005 to 2007, Mr. Kelleher served as Vice President, Planning and Performance Management for BP plc’s upstream business.

Mr. Kelleher is a certified public accountant and was employed as a senior accountant at Arthur Andersen & Co. early in his career.  He holds a Bachelor of Science degree in accountancy from the University of Illinois and a Masters of Management degree from the Kellogg School of Management at Northwestern University.

In connection with Mr. Kelleher’s employment, he will receive an annual base salary of $500,000 and a target annual incentive (bonus) opportunity equal to 65% of his base salary.  Mr. Kelleher’s salary and annual incentive payment for 2011 will be pro-rated to account for the fact that he joined the Company in late August.  Mr. Kelleher received a grant of 5,180 restricted shares of the Company’s common stock on August 22, 2011.  These shares will vest, subject to Mr. Kelleher’s continued employment, in increments of 31.25%, 31.25% and 37.5% on each of the first three anniversaries of the grant date.  On August 22, 2011 Mr. Kelleher was also awarded an option to purchase 10,710 shares of the Company’s common stock at a price per share of $170.57.  This option will vest, subject to Mr. Kelleher’s continued employed, in three equal increments on each of the first three anniversaries of the date of grant.

Mr. Kelleher also entered into a change in control agreement with the Company.  Under the terms of this agreement (which is the Company’s standard form of change in control agreement for senior executives), Mr. Kelleher is generally entitled to receive certain payments and benefits from the Company if the Company terminates his employment without cause or if he resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements).  Following a qualifying termination, the change in control agreement includes (i) a lump sum payment equal to two times the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of two years and outplacement services for a period of up to two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.  If any of the payments to Mr. Kelleher are subject to the “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code, he will be entitled to receive an additional payment such that he will receive the net after-tax benefit that he would have received had the excise tax not been imposed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2011	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Vice President, General Counsel, and Secretary